Exhibit 99.1

Advaxis Announces Acceptance for Trading on the OTCQX

MONMOUTH JUNCTION, N.J., December 22, 2021 (GLOBE NEWSWIRE) — Advaxis, Inc. (OTCQX: ADXS), a clinical-stage biotechnology company focused on the development and commercialization of immunotherapy products, today announced that the Company has satisfied the requirements for trading of the Company’s common stock on the OTCQX® Best Market (“OTCQX”) and will begin trading on OTCQX at the open of the market on December 23, 2021 under the symbol ADXS. The Company previously traded on Nasdaq.

OTCQX is the top tier of three markets organized by OTC Markets Group Inc. for trading over-the-counter securities, and is designed for established, investor-focused U.S. and international companies. To qualify for the OTCQX market, companies must meet high financial standards, follow best practice corporate governance, demonstrate compliance with U.S. securities laws, and be current with their disclosure. Investors can find current market information and real-time quotes for the Company on www.otcmarkets.com.

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors.

To learn more about Advaxis, visit www.advaxis.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the risks associated with being listed on the OTCQX; the outcome of any legal proceedings that may be instituted against the Company; the Company’s history of net operating losses and uncertainty regarding its ability to achieve profitability; expected clinical development of the Company’s drug product candidates, statements about the Company’s balance sheet position, including the sufficiency of the Company’s cash and cash equivalents to fund its obligations into the future, and statements related to the goals, plans and expectations for the Company’s ongoing clinical studies. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on January 22, 2021, and its periodic reports on Form 10-Q and Form 8-K. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contact:

Tim McCarthy, LifeSci Advisors, LLC
212.915.2564
tim@lifesciadvisors.com